                                 SCHEDULE 13D/A

                                 (RULE 13d-101)

  Information to be Included in Statements Filed Pursuant to Rule 13d-1(a) and
               Amendments Thereto Filed Pursuant to Rule 13d-2(a)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 17)*


                                    WESTCORP
_______________________________________________________________________________

                                (Name of Issuer)


                         Common Stock, $1.00 Par Value
_______________________________________________________________________________
                         (Title of Class of Securities)


                                   957907108
_______________________________________________________________________________
                                 (CUSIP Number)

                                 ERNEST S. RADY
                      Chairman and Chief Executive Officer
                                   23 Pasteur
                            Irvine, California 92618
_______________________________________________________________________________
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                               November 24, 2003
_______________________________________________________________________________
            (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

     Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 957907108                   13D                  Page 2 of 27 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    ERNEST S. RADY AND ERNEST S. RADY TRUST
                    (see Item 6 for additional information)

------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       PF
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 53.80% (based on 51,697,293 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       OO + IN
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 957907108                   13D                  Page 3 of 27 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               EVELYN SHIRLEY RADY AND EVELYN SHIRLEY RADY TRUST


------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       PF
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 53.80% (based on 51,697,293 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       OO + IN
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 957907108                   13D                  Page 4 of 27 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            AVRETT ENTERPRISES, LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 53.80% (based on 51,697,293 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 957907108                   13D                  Page 5 of 27 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          SILPIT INDUSTRIES CO., LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 53.80% (based on 51,697,293 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 957907108                   13D                  Page 6 of 27 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             MEMRAD HOLDINGS, LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 53.80% (based on 51,697,293 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 957907108                   13D                  Page 7 of 27 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             AMERICAN ASSETS, INC.

                           I.R.S. ID NO. 95-249-3347
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 53.80% (based on 51,697,293 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 957907108                   13D                  Page 8 of 27 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            CANPAC ENTERPRISES, LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 53.80% (based on 51,697,293 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 957907108                   13D                  Page 9 of 27 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        WESTERN INSURANCE HOLDINGS, INC.

                            I.R.S. ID NO. 95-2890041
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 53.80% (based on 51,697,293 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       IC
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 957907108                   13D                 Page 10 of 27 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         INSURANCE COMPANY OF THE WEST

                           I.R.S. ID NO. 95-2769232
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 53.80% (based on 51,697,293 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       IC
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 957907108                   13D                 Page 11 of 27 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           EXPLORER INSURANCE COMPANY

                            I.R.S. ID NO. 94-2784519
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                    ARIZONA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 53.80% (based on 51,697,293 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       IC
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 957907108                   13D                 Page 12 of 27 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   DHM Trust

                            I.R.S. ID NO. 33-6003176
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS*

                                       PF
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 53.80% (based on 51,697,293 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON*

                                       OO
==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.         Security and Issuer.

Common Stock, $1.00 par value

WESTCORP
23 Pasteur Road
Irvine, CA 92618

Item 2.         Identity and Background.

ERNEST S. RADY AND ERNEST S. RADY TRUST (see Item 6 for additional information)

(a)     Ernest S. Rady and Ernest S. Rady, Trustee
        Mr. Rady's address is:
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045
(b)     The Trust's principal business address is:
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045
        Attn: Ernest S. Rady, Trustee
(c) Mr. Rady, the Trustee of the above referenced trust is the Chairman and Chief Executive Officer of the Issuer and is an executive officer and/or director of many of the reporting parties included in this Schedule 13D.
(d)     Current conviction during the last five years: None
(e)     Securities laws proceedings: None.
(f)     Citizenship:    CANADA

EVELYN SHIRLEY RADY AND EVELYN SHIRLEY RADY TRUST

(a)     Evelyn Shirley Rady and Ernest S. Rady, Trustee
        Mrs. Rady's address is:
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045
(b)     The Trust's principal business address is:
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045
        Attn: Ernest S. Rady, Trustee
(c) Mr. Rady, the Trustee of the above referenced trust is the Chairman and Chief Executive Officer of the Issuer and is an executive officer and/or director of many of the reporting parties included in this Schedule 13D.
(d)     Current conviction during the last five years: None
(e)     Securities laws proceedings: None
(f)     Citizenship:    CANADA





                              Page 13 of 27 Pages

AVRETT ENTERPRISES, LTD.

(a)     Avrett Enterprises, Ltd.
(b)     The principal business address is:
        Avrett Enterprises, Ltd.
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7
(c)     Current securities conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     Canadian corporation.

SILPIT INDUSTRIES CO., LTD.

(a)     Silpit Industries Co., Ltd.
(b)     The principal business address is:
        Silpit Industries Co., Ltd.
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7
(c)     Current securities conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.

MEMRAD HOLDINGS, LTD.

(a)     Memrad Holdings, Ltd.
(b)     The principal business address is:
        Memrad Holdings, Ltd.
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3
(c)     Current securities conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     Canadian corporation.

AMERICAN ASSETS, INC.

(a)     American Assets, Inc.
(b)     The principal business address is:
        American Assets, Inc.
        11455 El Camino Real, Suite 200
        San Diego, California 92130-2045
(c)     Current securities conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.




                              Page 14 of 27 Pages

CANPAC ENTERPRISES, LTD.

(a)     Canpac Enterprises, Ltd.
(b)     The principal business address is:
        Canpac Enterprises, Ltd.
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7
(c)     Current securities conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     Canadian corporation.

WESTERN INSURANCE HOLDINGS, INC.

(a)     Western Insurance Holdings, Inc.
(b)     The principal business address is:
        Western Insurance Holdings, Inc.
        11455 El Camino Real, Suite 200
        San Diego, California 92130-2045
(c)     Current securities conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.

INSURANCE COMPANY OF THE WEST

(a)     Insurance Company of the West
(b)     The principal business address is:
        Insurance Company of the West
        11455 El Camino Real, Suite 200
        San Diego, California 92130-2045
(c)     Current securities conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.

EXPLORER INSURANCE COMPANY

(a)     Explorer Insurance Company
(b)     The principal business address is:
        Explorer Insurance Company
        11455 El Camino Real, Suite 200
        San Diego, California 92130-2045
(c)     Current securities conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     Arizona corporation.

DHM TRUST

(a)     DHM Trust, Ernest S. Rady, Trustee
        Mr. Rady's address is:
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045
(b)     The Trust's principal business address is:
        11455 El Camino Real
        San Diego, CA 92130-2045
        Attn: Ernest S. Rady, Trustee
(c) Mr. Rady, the Trustee of the above referenced trust is the Chairman and Chief Executive Officer of the Issuer and is an executive officer and/or director of many of the reporting parties included in the Schedule 13D.
(d)     Current conviction during last five years:  None
(e)     Securities laws proceedings:  None
(f)     Citizenship:  Canada

        Identification of Members of the Group

Ernest Rady

(a)     Ernest Rady

The Ernest S. Rady Trust

(a)     Ernest S. Rady, Trustee (see Item 6 for additional information)





                              Page 15 of 27 Pages

The Evelyn Shirley Rady Trust

(a)     Ernest S. Rady, Trustee

Avrett Enterprises, Ltd.

(a)     Avrett Enterprises, Ltd.

        Names and Addresses of Officers
        and Directors as of November 24, 2003              Title
        -------------------------------------              -----

        Sylvia Silverberg                        President, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

        Evelyn Rady                              Vice President, Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Ernest S. Rady                           Vice President
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045


        Nora Kaufman                             Secretary, Treasurer, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

Silpit Industries Co., Ltd.

        Names and Addresses of Officers
        and Directors as of November 24, 2003              Title
        -------------------------------------              -----

(a)     Silpit Industries Co., Ltd.
        David S. Kaufman                         President, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

        Nora Kaufman                             Secretary, Treasurer, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7




                              Page 16 of 27 Pages

        Evelyn Rady                                  Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Sylvia Silverberg                            Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

        Allan Kaufman                                Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7


Memrad Holdings, Ltd.

        Names and Addresses of Officers
        and Directors as of November 24, 2003               Title
        -------------------------------------               -----
(a)     Memrad Holdings, Ltd.

        Ernest S. Rady                               President, Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Marjorie Blankstein                          Treasurer, Director
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

        Morley Blankstein                            Vice President
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

        Mindel Olenick                               Assistant Secretary,
        903-213 Notre Dame Avenue                    Director
        Winnipeg, Manitoba
        Canada R3B 1N3


        Thomas Z. Olenick                            Vice President
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3






                              Page 17 of 27 Pages

        Brian Hirsch                                 Secretary
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

American Assets, Inc.

(a)     American Assets, Inc., a California corporation

        Names and Addresses of Officers
        and Directors as of November 24, 2003                        Title
        -------------------------------------                        -----
        Ernest S. Rady                               Chairman of the Board, President
        11455 El Camino Real, Suite 200
        San Diego, CA 92130

        Harry M. Rady                                Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        John W. Chamberlain                          Chief Executive Officer, Senior
        11455 El Camino Real, Suite 200              Executive Vice President, Director
        San Diego, CA 92130-2045

        Allen Garrett                                Executive Vice President,
        11455 El Camino Real, Suite 200              Residential Properties
        San Diego, CA 92130-2045

        James R. Cronemeyer                          Vice President,
        11455 El Camino Real, Suite 200              Commercial Properties
        San Diego, CA 92130-2045

        Jerry Gammieri                               Vice President - Construction
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Robert F. Barton                             Exec. Vice President, Chief Financial
        11455 El Camino Real, Suite 200              Officer & Secretary
        San Diego, CA 92130-2045

        Christopher A. Seaman                        Vice President, General
        11455 El Camino Real, Suite 200              Counsel
        San Diego, CA 92130-2045





                              Page 18 of 27 Pages

Canpac Enterprises, Ltd.

(a)     Canpac Enterprises, Ltd.


    Names and Addresses of Officers
    and Directors as of November 24, 2003                    Title
    -------------------------------------                    -----
        Ernest S. Rady                          President, Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Brian Hirsch                            Secretary, Treasurer, Director
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

        David S. Kaufman                        Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

Western Insurance Holdings, Inc.


    Names and Addresses of Officers
    and Directors as of November 24, 2003               Title
    -------------------------------------               -----
(a)     Western Insurance Holdings, Inc.

        Ernest S. Rady                          Chairman of the Board, President
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Bernard M. Feldman                      Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        H. Michael Freet                        Senior Vice President, Treasurer,
        11455 El Camino Real, Suite 200         Director
        San Diego, CA 92130-2045

        James W. Austin III                     Secretary
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Mary E. Cannon                          Assistant Secretary
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Harry M. Rady                           Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        John L. Hannum                          Executive Vice President, Surety
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045




                              Page 19 of 27 Pages

Insurance Company of the West

(a)     Insurance Company of the West


    Names and Addresses of Officers
    and Directors as of November 24, 2003               Title
    -------------------------------------               -----
        Ernest S. Rady                          Chairman of the Board,
        11455 El Camino Real, Suite 200         President, Director
        San Diego, CA 92130-2045

        Bernard M. Feldman                      Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Richard S. King                         Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Arne D. Wagner                          Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Bruce N. Moore                          Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        James B. Rathbun                        Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Charles E. Scribner                     Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Fredericka Taubitz                      Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        H. Michael Freet                        Senior Vice President, Treasurer
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        John L. Hannum                          Executive Vice President
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Kevin M. Prior                          Senior Vice President
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Harry M. Rady                           Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045



                              Page 20 of 27 Pages

        James W. Austin III             Senior Vice President, Secretary and
        11455 El Camino Real, Suite 200 General Counsel
        San Diego, CA 92130-2045

        Gene P. Irizarry                Senior Vice President, Chief Operating Officer
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Dennis E. Osgood                Senior Vice President
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045


                              Page 21 of 27 Pages

Explorer Insurance Company

(a)     Explorer Insurance Company

        Names and Addresses of Officers
        and Directors as of November 24, 2003                   Title
        -------------------------------------                   -----
        Ernest S. Rady                               Chairman of the Board, President, Director
        11455 Camino Real, Suite 200
        San Diego, CA 92130-2045

        Bernard M. Feldman                           Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Frederick Bernard Tisovic                    Executive Vice President, Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        James W. Austin III                          Director, Assistant Secretary
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        H. Michael Freet                             Senior Vice President, Treasurer, Director
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        John L. Hannum                               Executive Vice President, Surety
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045

        Mary E. Cannon                               Secretary
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045





                              Page 22 of 27 Pages


        DHM Trust
        (a) Ernest S. Rady              Trustee


DHM TRUST

(a)     DHM Trust

        Names and Addresses of Officers
        and Directors as of November 24, 2003                   Title
        -------------------------------------                   -----
        Ernest S. Rady                               Trustee
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045


Item 3.        Source and Amount of Funds and Other Consideration.

        The consideration paid for the securities purchased was cash from working capital.

Item 4.         Purpose of Transaction.

        Investment.

Item 5.         Interest in Securities of the Issuer

     This filing is for the cumulative share holdings of an affiliated group as of the close of business on November 24, 2003. The various entities named in this Schedule 13D directly or indirectly collectively owned, as of such date, 27,814,622 outstanding shares of Common Stock of the Issuer. As of November 24, 2003, there are 138,419 options exercisable by members of the affiliated group within 60 days. On November 24, 2003, the Issuer closed an underwritten public offering in which 5,450,000 shares of Common Stock were sold to the public. On November 25, 2003, the underwriters exercised their option for an additional 817,500 shares of Common Stock which shares were sold and issued to the underwriter on December 1, 2003. Details regarding this public offering can be found in Westcorp's Prospectus, dated November 18, 2003. As of the close of business on December 1, 2003, the various entities named in this Schedule D directly or indirectly owned 53.80% of the outstanding shares of Common Stock of the Issuer, including 72,427 shares (.14%) indirectly owned by Ernest S. Rady in the WESTCORP ESOP and 401k. Exhibit A attached hereto and incorporated by this reference herein depicts the relationship among the various affiliated companies in the "Rady" group. There is no formal agreement to vote or dispose of the shares of the issuer in a particular manner. The dispositive and voting power of each of the trusts and companies shown on Exhibit A is made independent of each other, except to the extent that Mr. and Mrs. Rady may be trustees, shareholders, officers and/or directors of the various companies and in that respect are able to control the disposition and voting of the shares of the Issuer owned by each such company.


                              Page 23 of 27 Pages

        The following securities transactions occurred in the sixty (60) day period preceding November 24, 2003:

                        No.
       Date          of Shares                Purchaser              Price
-----------------    ---------        --------------------------    --------
11/24/2003              72,500         American Assets, Inc.         $34.39
11/24/2003              70,000         Ernest Rady Trust             $34.39
11/24/2003               5,000         Evelyn Shirley Rady Trust     $34.39
11/24/2003              25,000         DHM Trust                     $34.39

All shares purchased on November 24, 2003 were acquired from the underwriters at a price equal to the price offered to the public pursuant to the underwritten public offering exclusive of the underwriting discounts. Details regarding the public offering can be found in Westcorp's Prospectus dated as of November 24, 2003.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

        SEE DISCUSSION UNDER ITEM 5 ABOVE

        Additionally, pursuant to the provisions of the Ernest S. Rady Trust, the Evelyn S. Rady Trust and the DHM Trust, Ernest S. Rady, as trustee, has the power to sell, buy, retain, invest and reinvest the assets of these trusts, which include the shares of the Issuer's Common Stock. Further, Ernest S. Rady, the sole trustee of the Ernest S. Rady Trust ("Rady Trust"), transferred the majority of the Rady Trust's equity interest in each of Memrad Holdings, Ltd. ("Memrad"), American Assets, Inc. ("AAI"), and CANPAC Enterprises, Ltd. ("CANPAC" and together with Memrad and AAI, collectively, the "Transfer Companies") to a newly formed annuity trust ("Annuity Trust"). This equity transfer was accomplished through the issuance of non-voting securities by each of the Transfer Companies. Ernest S. Rady, as the sole trustee of the Rady Trust, retained all voting shares of each Transfer Company and, thereby, the right to vote and direct the investment of the shares of common stock of Issuer held by each of the Transfer Companies. Further, Ernest Rady, as the sole trustee of the Annuity Trust, may vote and direct the investment of the Annuity Trust's assets. Under Rule 13d-3(a) of the Exchange Act of 1934, as amended ("Act"), Ernest S. Rady, as trustee of the Rady Trust, is, therefore, deemed to be the indirect beneficial owner of all of the securities of Issuer owned by the Transfer Companies. For continuity of reporting and for ease of comprehension of this report, the reporting parties hereunder have consolidated the holdings of the Rady Trust and the Annuity Trust, the sum of which is reported by the Rady Trust on Exhibit A.

Item 7.         Material to be Filed as Exhibits.

             Exhibit "A", Holding Company Structure, Westcorp, December 2, 2003.




                              Page 24 of 27 Pages

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Ernest Rady


        Dated: December  , 2003            /s/ ERNEST RADY
                                        --------------------------------------
                                        Ernest Rady


                                        Ernest S. Rady Trust


        Dated: December  , 2003            /s/ ERNEST S. RADY
                                        --------------------------------------
                                        Ernest S. Rady, Trustee


                                        Evelyn Shirley Rady Trust


        Dated: December  , 2003            /s/ ERNEST S. RADY
                                        --------------------------------------
                                        Ernest S. Rady, Trustee


                                        American Assets, Inc.


        Dated: December  , 2003            By: /s/ ERNEST S. RADY
                                            ----------------------------------
                                            Ernest S. Rady, Chairman



                                        Avrett Enterprises, Ltd.


        Dated: December  , 2003            By: /s/ ERNEST S. RADY
                                            -----------------------------------
                                            Ernest S. Rady, Vice President



                                        Canpac Enterprises, Ltd.


        Dated: December  , 2003            By: /s/ ERNEST S. RADY
                                            ----------------------------------
                                            Ernest S. Rady, President



                                        Insurance Company of the West


        Dated: December  , 2003            By: /s/ ERNEST S. RADY
                                            ----------------------------------
                                            Ernest S. Rady, Chairman



                              Page 25 of 27 Pages

                                        Memrad Holdings, Ltd.


        Dated: December  , 2003             By:  /s/ ERNEST S. RADY
                                            -----------------------------------
                                                Ernest S. Rady, President



                                        Silpit Industries Co., Ltd.


        Dated: December  , 2003             By:  /s/ ERNEST S. RADY
                                            -----------------------------------
                                                Ernest S. Rady, Chairman



                                        Western Insurance Holdings, Inc.


        Dated: December  , 2003             By:  /s/ ERNEST S. RADY
                                            -----------------------------------
                                                Ernest S. Rady, Chairman



                                        Explorer Insurance Inc.


        Dated: December  , 2003             By:  /s/ ERNEST S. RADY
                                            -----------------------------------
                                                Ernest S. Rady, Chairman



                                        DHM Trust


        Dated: December  , 2003               By:  /s/ ERNEST S. RADY
                                            -----------------------------------
                                                Ernest S. Rady, Trustee


                                        Ernest S. Rady


        Dated: December  , 2003             By:  /s/ ERNEST S. RADY
                                            -----------------------------------
                                                Ernest S. Rady


                                        Evelyn Shirley Rady


        Dated: December  , 2003             By:  /s/ EVELYN SHIRLEY RADY
                                            -----------------------------------
                                                Evelyn Shirley Rady







                              Page 26 of 27 Pages

                                   EXHIBIT A
                           HOLDING COMPANY STRUCTURE
                                    WESTCORP
                             AS OF DECEMBER 2, 2003


           -----------------                        -----------------
-----------ERNEST RADY TRUST------------     /------EVELYN RADY TRUST
/       ---  (see Item 6)   ----       /     /                        -----------------------------
/       /  -----------------   /       /     /       -----------------                            /
/       /        /             /       /     /             /                                      /
/       /        /  47.00%     / 62.46%/     /             /50.00%                                /
/       /        /             /       /     /             /                                      /
/       / ---------------------/       /     /    ------------------------                        /
/       / MEMRAD HOLDINGS, LTD./       /     /    AVRETT ENTERPRISES, LTD.------                  /
/       / ---------------------/       /     /    ------------------------     /                  /
/       /        /             /       /     /25.94%       /                   /                  /
/       /        /        11.69%       /     /             /                   /                  /
/       /        /             /       /     /             /  35.90%           /                  /
/       /        /             /       /     /             /                   /                  /
/       /        /             /       /     /   --------------------------      2.17%            /
/       10.58%   /             /       /     /---SILPIT INDUSTRIES CO. LTD.    /                  /
/       /        /             /       /         --------------------------    /                  /
/       /        /             /       /                  /  25.36%            /                  /
/       /        /             /       /           ------------------------    /                  /
/       /        /56.61%       /       /-----------CANPAC ENTERPRISES, LTD.----                   /
/       /        /             /                   ------------------------                       /
/ 8.38% /        /             /                             /                                    /
/       /        /             /-----------------------------/------     0.73% -------------      /
/       /        /      ---------------------                /     /           /  DHM TRUST       /
/       /        -------AMERICAN ASSETS, INC.--16.70%--------      /           /------------      /
/       ----------------                                           /           /      /           /
/                       ---------------------                      /           /      /           /
/                               /   /           86.89%             /           /      /           /
/             ------------------    --------------------------     /           /      /       0.56%
/             /                                              /     /           /      /           /
/             /36.38%                                --------------------------       /           /
/             /                                      WESTERN INSURANCE HOLDINGS       /           /
/             /                                      --------------------------       /           /
/             /                                              /                        /           /
/             /                                              / 100%                   /           /
/             /                                              /                        /           /
/             /                                     -----------------------------     /           /
/             /    ---------------------------------INSURANCE COMPANY OF THE WEST     /           /
/             /    /                                -----------------------------     /           /
/             /    /7.36%                                    /                        /           /
/             /    /                                         / 100%                   /           /
/             /    /                                         /                        /           /
/             /    /                                  --------------------------      /           /
/             /    / ---------- 0.05% ----------------EXPLORER INSURANCE COMPANY      / 0.93%     /
/             /    / /                                --------------------------      /           /
/             /    / /                                                                /           /
/           -----------------                                                         /           /
--------------WESTCORP----------------------------------------------------------------------------
            -----------------
               /
               /  100%
               /
          -----------------
          WESTERN FINANCIAL
                BANK
          -----------------


                              Page 27 of 27 Pages